As filed with the Securities and Exchange Commission on November 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Semler Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1367393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2340-2348 Walsh Avenue, Suite 2344 Santa Clara, CA	95051
(Addresses of Principal Executive Officers)	(Zip Code)

(877) 774-4211

(Registrant’s telephone number, including area code)

Semler Scientific, Inc. 2024 Stock Option and Incentive Plan

(Full title of the plan)

Douglas Murphy-Chutorian, M.D.

Chief Executive Officer

Semler Scientific, Inc.

2340-2348 Walsh Avenue, Suite 2344

Santa Clara, CA 95051

(Name and address of agent for service)

(877) 774-4211

(Telephone number, including area code, of agent for service)

Copies to:

Marianne Sarrazin, Esq.

Goodwin Procter LLP

Three Embarcadero Center 28th Floor

San Francisco, California 94111

Tel: (415) 733-6134

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B)  of the Securities Act. ☐

EXPLANATORY NOTE

On October 4, 2024, the stockholders of Semler Scientific, Inc., the registrant, approved the Semler Scientific, Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”). The number of shares of common stock, par value $0.001 per share, initially reserved for issuance pursuant to the 2024 Plan is (i) 1,916,011 shares of common stock plus (ii) 1,012,550 shares underlying outstanding awards under the Semler Scientific, Inc. 2014 Equity Incentive Plan (the “Prior Plan”) as of the effective date of the 2024 Plan and transfer of such awards to the 2024 Plan, plus (iii)  243,838 shares forfeited back to the Prior Plan prior to the effective date of 2024 Plan and termination of the Prior Plan (collectively, the “Shares”). Accordingly, the registrant is filing this registration statement to register the Shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). A copy of the prospectus or documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this registration statement the following documents filed with the Commission:

(a)	The registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 7, 2024;

(b)	The registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the Commission on May 8, 2024, August 6, 2024 and November 5, 2024;

(c)	The description of the capital stock contained in Exhibit 4.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 4, 2022, including any amendments or reports filed for the purpose of updating such description; and

(d)	The registrant’s current reports on Form 8-K filed on January 22, 2024, May 28, 2024, June 6, 2024, July 11, 2024 (as amended July 31, 2024), August 26, 2024, and October 8, 2024.

All reports and other documents that the registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of common stock offered have been sold or that deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, or any exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and the registrant’s amended and restated certificate of incorporation, as amended.

Section 102 of the DGCL permits a corporation to limit or eliminate the personal liability of its directors or officers to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except, in the case of any director or officer, where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit; in the case of any director, where the director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law; or in the case of any officer, in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation, as amended, provides that no director or officer shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s amended and restated certificate of incorporation, as amended, provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to herein as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s amended and restated certificate of incorporation, as amended, also provides that the registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the registrant’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the registrant has entered into indemnification agreements with all of its executive officers and directors. In general, these agreements provide that the registrant will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of the registrant or in connection with his or her service at the registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

The registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the registrant for liability arising under the Securities Act, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on November 2, 2015).

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Semler Scientific, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 23, 2023).

4.3	Third Amended and Restated Bylaws of Semler Scientific, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2023).

4.4	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the registrant’s Form S-1 (File No. 333-192362) filed with the Securities and Exchange Commission on December 6, 2013).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of BDO USA, P.C., independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Semler Scientific, Inc. 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

99.2	Form of Incentive Stock Option Agreement under the 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

99.3	Form of Non-Qualified Stock Option Agreement for Company Employees and Consultants under the 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.3 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

99.4	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.4 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

99.5	Form of Restricted Stock Unit Award Agreement for Company Employees and Consultants under the 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.5 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

99.6	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the 2024 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.6 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2024).

107*	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on the 5th day of November, 2024.

Semler Scientific, Inc.

By:	/s/ Douglas Murphy-Chutorian
Name:	Douglas Murphy-Chutorian, M.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Douglas Murphy-Chutorian and Renae Cormier, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Douglas Murphy-Chutorian	Director and Chief Executive Officer	November 5, 2024
Douglas Murphy-Chutorian, M.D.	(Principal Executive Officer)

/s/ Renae Cormier	Chief Financial Officer	November 5, 2024
Renae Cormier	(Principal Financial and Accounting Officer)

/s/ Eric Semler	Chairman of the Board	November 5, 2024
Eric Semler

/s/ William H.C. Chang	Director	November 5, 2024
William H.C. Chang

/s/ Daniel Messina	Director	November 5, 2024
Daniel Messina